As filed with the Securities and Exchange Commission on June 22, 2023

Registration No. 333-228924
Registration No. 333-255264

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEXO Corp.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	2833	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

265 Talbot Street West
Leamington, Ontario, Canada
N8H 4H3
(844) 845-7291
(Address and telephone number of Registrant’s principal executive offices)

Tilray Brands, Inc.
655 Madison Avenue, 19th Floor
New York, New York 10065
(844) 845-7291
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Christopher P. Giordano
Stephen P. Alicanti
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500

Approximate date of commencement of proposed sale of the securities to the public:
Not applicable.

Province of Quebec, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐ at some future date (check the appropriate box below).
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES AND WITHDRAWAL OF REGISTRATION STATEMENT

HEXO Corp. (the “Registrant”) initially filed the Registration Statement on Form F-10 (File No. 333-228924) with the Securities and Exchange Commission (the “SEC”) on December 20, 2018 (the “2018 Registration Statement”), which became automatically effective upon filing. Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) also relates to the Registration Statement on Form F-10 (File No. 333-255264) filed with the SEC on April 15, 2021, which became automatically effective on May 10, 2021 upon the filing of a pre-effective amendment and was further amended by a post-effective amendment which became automatically effective on May 28, 2021 (as so amended, the “2021 Registration Statement” and, together with the 2018 Registration Statement, the “Registration Statements”). The Registration Statements registered for sale an indeterminate number of securities, including common shares, warrants, subscription receipts and units (collectively, the “Securities”), with an aggregate initial offering price of USD$1,554,800,000.

As previously publicly announced, the Registrant is party to an arrangement agreement, dated April 10, 2023, as amended on June 1, 2023, between the Registrant and Tilray Brands, Inc. (“Tilray”), pursuant to which the Registrant and Tilray executed an arrangement (the “Arrangement”) under the Business Corporations Act (Ontario) on June 22, 2023 under the terms of which the Registrant and Tilray consummated transactions resulting in the purchase by Tilray of all of the issued and outstanding common shares of the Registrant.

In connection with the completion of the transactions contemplated by the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. This Post-Effective Amendment is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statements and not otherwise sold by the Registrant as of the date hereof, and to discontinue the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leamington, Ontario, on June 22, 2023.

HEXO CORP.

By:	/s/ Blair MacNeil
	Name:	Blair MacNeil
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statements has been signed by the following persons in the following capacities on June 22, 2023.

SIGNATURE	TITLE

/s/ Blair MacNeil	President and Director
Blair MacNeil	(Principal Executive Officer)

/s/ Carl Merton	Chief Financial Officer and Treasurer and Director
Carl Merton	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 2 to the Registration Statements, solely in the capacity of the duly authorized representative of the Registrant in the United States, on June 22, 2023.

TILRAY BRANDS, INC.

By:	/s/ Mitchell Gendel
	Name:	Mitchell Gendel
	Title:	Global General Counsel